Exhibit 99.1

Depomed Reports Third Quarter 2010 Financial Results

MENLO PARK, Calif., November 1, 2010 — Depomed, Inc. (NASDAQ: DEPO) today reported financial results for the third quarter ended September 30, 2010.

Revenue for the three months ended September 30, 2010 was $20.1 million and included recognition of $6.0 million in milestones:

•                  a $5.0 million milestone from Janssen Pharmaceutica N.V. following the delivery of a prototype formulation of a fixed dose combination of canagliflozin, a Sodium Glucose Transporter 2 (SGLT2) inhibitor, and extended-release metformin by Depomed that met agreed-upon specifications (received in October 2010)

•                  $1.0 million in milestones under the Company’s worldwide license agreement with Covidien, which included recognition of a $500,000 milestone on a first formulation entering clinical development (received September 2010), and recognition of a $500,000 milestone upon completion of formulation work related to a second formulation that met agreed-upon specifications that was previously deferred (received in December 2009)

Revenue for the three months ended September 30, 2009 was $23.0 million and included a $10.0 million license payment from Merck & Co. Inc. related to the Company’s license arrangement with Merck for fixed dose combinations of sitagliptin and extended release metformin entered into in July 2009.

Product sales for the three months ended September 30, 2010 were $9.8 million compared to $9.9 million for the three months ended September 30, 2009. During the three months ended September 30, 2010, shipments of GLUMETZA® (extended release metformin hydrochloride tablets) consisted solely of the 1000mg formulation of GLUMETZA. The Company temporarily ceased shipments of the 500mg formulation of GLUMETZA in June 2010 following the Company’s voluntary class 2 wholesaler-level recall related to the presence of trace amounts of a chemical called 2,4,6-tribomoanisole (TBA). The Company currently anticipates resupplying the 500mg formulation of GLUMETZA in December 2010.

Operating expenses for the three months ended September 30, 2010 were $15.7 million compared to $20.2 million for the three months ended September 30, 2009.  The decrease was primarily attributable to lower clinical trial costs due to the completion of three large clinical trials in 2009 in DM-1796 for the treatment of post-herpetic neuralgia and Serada® for the treatment of menopausal hot flash clinical programs.

Net income for the three months ended September 30, 2010 was $1.9 million, or $0.04 per share, compared to net income for the three months ended September 30, 2009 of $1.4 million, or $0.03 per share.  The recognition of $6.0 million in milestones as revenue during the three months ended September 30, 2010, and the recognition of the $10.0 million upfront license fee from Merck during the three months ended September 30, 2009 resulted in both quarters being profitable.

Cash, cash equivalents and marketable securities were $76.4 million as of September 30, 2010 compared to $81.8 million as of December 31, 2009. Cash, cash equivalents and marketable securities at September 30, 2010 do not include the $5.0 million milestone payment from Janssen which was received in October 2010.

“We made good progress on our internal pipeline and our partner collaborations in the third quarter.  We reached an SPA agreement with the FDA for Serada’s Breeze 3 trial and immediately initiated patient enrollment, so the Breeze 3 trial is well underway.  We also advanced our Parkinson’s program supported by a second development grant from The Michael J. Fox Foundation.  We are pleased that we continued to monetize our technology and bolster our potential future royalty streams with a licensing deal with Janssen Pharmaceutica and milestone payments from Covidien and Merck,” said Carl A. Pelzel, president and chief executive officer of Depomed.

Third Quarter 2010 and Recent Highlights

•                  Licensed GLUMETZA® data and Acuform® extended release technology to Janssen Pharmaceutica for fixed dose combination formulations of canagliflozin, a Sodium Glucose Transport 2 (SGLT2) inhibitor, and extended-release metformin (August 2010).

•                  Reached SPA agreement with the FDA for Phase 3 Hot Flash trial (August 2010).

•                  Received $500,000 milestone payment from Covidien upon first formulation entering clinical development (September 2010).

•                  Presentations of Breeze 1 and 2 clinical data at the North American Menopause Society annual meeting (October 2010).

•                  Awarded a second grant by The Michael J. Fox Foundation to support clinical development of DM-1992 for Parkinson’s disease (October 2010).

•                  Receipt of a $5 million milestone payment from Janssen Pharmaceutica for delivery of formulation (October 2010).

•                  Receipt of a $2.5 million development milestone payment pursuant to our agreement with Merck (October 2010).

Conference Call

Depomed will host a conference call today, Monday, November 1, beginning at 5:00 p.m. ET, 2:00 p.m. PT to discuss its results.  The conference call will be available via a live webcast on the investor relations section of Depomed’s website at http://www.depomed.com.  Access the website 15 minutes prior to the start of the call to download and install any necessary audio software.  An archived webcast replay will be available on the Company’s website for three months.

About Depomed

Depomed, Inc. is a specialty pharmaceutical company with one product candidate through Phase 3 clinical development, another in Phase 3 clinical development, two approved products on the market and other product candidates in its early stage pipeline. Product candidate DM-1796 has completed Phase 3 clinical development and has been licensed to Abbott Products Inc. A New Drug Application for DM-1796 was accepted by the FDA in the second quarter of 2010.  Product candidate Serada® is in Phase 3 clinical development for menopausal hot flashes. GLUMETZA® (metformin hydrochloride extended release tablets) is approved for use in adults with type 2 diabetes and promoted by Santarus, Inc. in the United States. Depomed formulates its products and product candidates with its proven, proprietary Acuform® drug delivery technology, which is designed to improve existing oral medications, allowing for extended, controlled release of medications to the upper gastrointestinal tract.  Benefits of Acuform-enhanced pharmaceuticals include the convenience of once-daily administration, improved treatment tolerability and enhanced compliance and efficacy.  Additional information about Depomed may be found on its website, http://www.depomed.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.

The statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties including, but not limited to, those related to our clinical development programs; our research and development efforts, including pre-clinical and clinical testing; regulation by the FDA and other government agencies; the timing of regulatory applications and product launches; and other risks detailed in the company’s Securities and Exchange Commission filings, including the company’s Annual Report on Form 10-K.  You are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof. The company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

-Financial Tables Follow-

DEPOMED, INC.

CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Revenues:
Product sales	$9,829	$9,859	$34,086	$25,107
Royalties	75	464	254	1,457
License and collaborative revenue	10,223	12,691	25,565	17,930
Total revenues	20,127	23,014	59,905	44,494

Costs and expenses:
Cost of sales	2,499	1,367	6,961	3,628
Research and development expense	4,602	9,300	14,360	29,345
Selling, general and administrative expense:
Promotion fee expense	6,791	6,749	23,769	16,933
Other selling, general and administrative expense	4,313	4,182	12,403	12,945
Total selling, general and administrative expense	11,104	10,931	36,172	29,878
Total costs and expenses	18,205	21,598	57,493	62,851

Income (loss) from operations	1,922	1,416	2,412	(18,357)

Other income (expense):
Interest and other income	100	181	251	731
Interest expense	(130)	(240)	(471)	(788)
Total other income (expense)	(30)	(59)	(220)	(57)

Net income (loss) before income taxes	1,892	1,357	2,192	(18,414)

Provision for (benefit from) income taxes	1	(16)	4	(17)

Net income (loss)	$1,891	$1,373	$2,188	$(18,397)

Basic net income (loss) applicable to common stock shareholders per common share	$0.04	$0.03	$0.04	$(0.36)
Diluted net income (loss) applicable to common stock shareholders per common share	$0.04	$0.03	$0.04	$(0.36)

Shares used in computing basic net income (loss) per common share	52,595,214	51,598,316	52,444,627	51,357,924
Shares used in computing diluted net income (loss) per common share	53,306,449	52,459,484	53,061,251	51,357,924

DEPOMED, INC

CONDENSED BALANCE SHEETS

(in thousands, except share amounts)

	September 30,	December 31,
	2010	2009
	(Unaudited)	(1)
ASSETS
Current assets:
Cash and cash equivalents	$20,225	$26,821
Marketable securities	46,609	42,922
Accounts receivable	9,270	4,933
Inventories	962	2,565
Prepaid and other current assets	1,958	1,185
Total current assets	79,024	78,426
Marketable securities, long-term	9,574	12,016
Property and equipment, net	686	942
Other assets	197	197
	$89,481	$91,581
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	15,570	15,222
Deferred product sales	1,358	1,635
Deferred license revenue	14,441	11,184
Other current liabilities	1,107	414
Current portion of long-term debt	3,149	3,747
Total current liabilities	35,625	32,202
Deferred license revenue, non-current portion	33,370	41,306
Long-term debt, net of current portion	—	2,170
Other long-term liabilities	59	177
Commitments
Shareholders’ equity:
Preferred stock, no par value, 5,000,000 shares authorized; Series A convertible preferred stock, 25,000 shares designated, 18,158 shares issued and surrendered, and zero shares outstanding at September 30, 2010 and December 31, 2009	—	—
Common stock, no par value, 100,000,000 shares authorized; 52,692,107 and 52,200,358 shares issued and outstanding at September 30, 2010 and December 31, 2009, respectively	190,342	187,895
Accumulated deficit	(170,014)	(172,202)
Accumulated other comprehensive gain	99	33
Total shareholders’ equity	20,427	15,726
	$89,481	$91,581

(1) Derived from the audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

CONTACT:

Sheilah Serradell

Depomed, Inc.

650-462-5900

sserradell@depomed.com